ZIMMERMAN SIGN COMPANY

                              AMENDED AND RESTATED
                             STOCKHOLDERS AGREEMENT


                  THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this "Agreement") is made as of April 13, 2001, between Zimmerman Sign Company, a Texas corporation (the "Company"), each of the investors listed on the Schedule of Investors attached hereto (the "Investors"), each of the executives listed on the Schedule of Executives attached hereto (the "Executives") and each of the other stockholders listed on the Schedule of Other Stockholders attached hereto (the "Other Stockholders" and, collectively with the Investors and the Executives, the "Stockholders"; each, a "Stockholder"). Capitalized terms used and not otherwise defined herein are defined in Section 9 hereof. This Agreement amends and restates in its entirety the original Stockholders Agreement, dated as of September 30, 1998, between the Company, the Investors, the Executives and the Other Stockholders (the "Original Stockholders Agreement").

                  The Investors entered into that certain (i) Senior Subordinated Note, Preferred Stock and Warrant Purchase Agreement, dated as of September 30, 1998, as amended (the "Securities Purchase Agreement"), pursuant to which the Investors and certain other Persons purchased Senior Subordinated Notes (as amended and reissued as of the date hereof, the "Notes"), shares of Series A Preferred Stock and the Investor Warrants, and (ii) Common Stock Purchase Agreement, dated as of the date hereof (the "Common Stock Purchase Agreement"), pursuant to which the Investors purchased shares of Common Stock. As of the date hereof, each of the Executives and each of the Other Stockholders owns shares of Common Stock in the amounts set forth opposite such Executive's name and such Other Stockholder's name, respectively, on the Schedule of Executives and the Schedule of Other Stockholders.

                  The Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Company's board of directors (the "Board"), (ii) assuring continuity in the management of the Company and (iii) limiting the manner and terms by which the Common Stock may be transferred. The execution and delivery of this Agreement is a condition to the Investors' obligations under the Securities Purchase Agreement and the Common Stock Purchase Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:


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                  1.       Board of Directors.


                  (a) From and after the date hereof and until the provisions of this Section 1 cease to be effective, each Stockholder shall vote all of his or its Stockholder Shares which are voting shares and any other voting securities of the Company over which such Stockholder has voting control and shall take all other necessary or desirable actions within his or its control (whether in his or its capacity as a stockholder, director, member of a Board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including, without limita tion, calling special board and stockholder meetings), so that:

                           (i)      subject to Section 1(e) below, the
         authorized number of directors on the Board shall be established at seven (7) directors,

                           (ii) the following individuals shall be elected to the Board:

                                    (A) three (3) representatives (the "Investor
                  Directors") designated by holders of a majority of the Investor Shares (the "Majority Investor Holders"); provided that the designation of the Investor Directors pursuant to this subparagraph (ii) (A) shall be in lieu of, and operative only to the extent that, (i) the holders of the Series A Preferred have failed to designate (or for any reason, have been prevented from designating) in accordance with Section 6 of the Certificate of Designation, Series A, three (3) representatives to serve on the Board, or (ii) the Investors do not hold a majority of the Series A Preferred;

                                    (B)     three (3) members of the Company's
                  management designated by the Executives, determined by a vote of the Executives owning a majority of the Stockholder Shares held by all Executives (the "Executive Directors"), provided that the initial Executive Directors shall be David
                  E. Anderson, Tom E. Boner and Robert Moran; and

                                    (C) one (1) representative designated by the
                  Executives (determined on the basis of a vote of a majority of the Stockholder Shares held by all Executives) and acceptable to the Majority Investor Holders, provided that the person so designated is not a member of the Company's management or an employee or officer of the Company or its subsidiaries of an Affiliate, or related by blood or marriage to any affiliate, of any of the Executives or any other member of the Company's management (the "Outside Director");

                           (iii) the composition of the board of directors of each of the Company's Subsidiaries, if any (a "Sub Board"), shall be the same as that of the Board;

                           (iv) the removal from the Board or a Sub Board (with or without cause) of any representative designated (x) under subparagraph (ii)(A), shall be at the written request of the Majority Investor Holders, (y) under subparagraph (ii)(B), shall be at the written request of the Executives or (z) under subparagraph (ii)(C), shall be at the written


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         request of the Majority Investor Holders, the Executives or the
         Majority Investor Holders and the Executives, collectively, but only upon such written request and under no other circumstances (in each case, determined on the basis of a vote of the holders of a majority of the Stockholder Shares held by such Persons), provided that if any director elected pursuant to subparagraph (ii)(B) above ceases to be an employee of the Company and its Subsidiaries, he shall be removed as a director promptly after his employment ceases and shall have no right to designate any representative pursuant to this Section 1(a), except that, the foregoing not withstanding, David Anderson shall be permitted to serve as an Executive Director designated pursuant to Section 1(a)(ii)(B) for so long as he continues to hold not less than 5% of the aggregate outstanding shares of the Company's Common Stock, whether or not he is employed by the Company; and

                           (v) in the event that any representative designated hereunder by the Majority Investor Holders or by the Executives, or by the Executives with the approval of the Majority Investor Holders, ceases to serve as a member of the Board or a Sub Board during his term of office, the resulting vacancy on the Board or the Sub Board shall be filled by a representative designated and/or approved by the Majority Investor Holders or the Executives, or by a representative designated and/or approved by the Majority Investor Holders or the Executives, as the case may be, as provided hereunder.

                  (b) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board, any Sub Board and any committee thereof. So long as any Investor Director serves on the Board and for 4 years thereafter, the Company shall, at the request of such Investor Director, maintain directors and officers indemnity insurance coverage satisfactory to the Investors.

                  (c) The rights of each Executive under this Section 1 shall terminate upon such Executive ceasing to be employed by the Company or, if earlier, at such time as the Executives and their Permitted Transferees (as defined in Section 4(c) hereof), for any reason, hold in the aggregate less than 75% of the Stockholder Shares held by the Executives as of September 30, 1998; provided that, the foregoing not withstanding, David Anderson shall be permitted to serve as an Executive Director designated pursuant to Section 1(a)(ii)(B) for so long as he continue to hold not less than 5% of the aggregate outstanding shares of the Company's Common Stock, whether or not he is employed by the Company.

                  (d) If any party fails to designate a representative to fill a directorship pursuant to the terms of this Section 1, the individual previously holding such directorship shall be elected to such position, or if such individual fails or declines to serve, the election of an individual to such directorship shall be accomplished in accordance with the Company's Bylaws and applicable law; provided that the Stockholders shall vote to remove such individual if the party which failed to designate such directorship so directs.

                  (e) Notwithstanding anything to the contrary contained in this
Section 1, upon the occurrence of an Event of Noncompliance of the type described in Section 7 of the Certificate of Designation and so long as any such Event of Noncompliance continues uncured and unwaived,


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each holder of Stockholder Shares shall vote all of his or its Stockholder
Shares and any other voting securities of the Company over which it has voting control and take all other necessary or desirable actions within his or its control, and the Company shall take all necessary and desirable actions within its control, in order to cause, at the option of and as directed by Majority Investor Holders, the removal from the Board of one of the representatives designated pursuant to paragraph 1(a)(ii)(B) and the election to the Board of a replacement representative designated by the Majority Investor Holders; provided that, the foregoing notwithstanding, upon the occurrence of an Event of Noncompliance, the Stockholders shall not be required to vote their Stockholder Shares to effect the removal and replacement of a representative in accordance with this Section 1(e) so long as (i) each of the three directors designated to the Board by holders of the Series A Preferred is entitled, in accordance with
Section 7(b)(iii) of the Certificate of Designation, to cast with respect to each resolution or other matter presented to the Board for approval, two times the number of votes that each other director is entitled to cast in with respect to approval of such resolution or other matter, and (ii) the Investors hold a majority of the Series A Preferred.

                  (f) Notwithstanding any other provision of this Section 1, the holders of Series A Preferred shall not be obligated to vote such shares to elect any person to the Board other than the Investor Directors.

                  (g) The provisions set forth in Section 1 shall terminate at such time when the Investors no longer own at least 5% of the outstanding shares of Common Stock of the Company.

                  2. Representations and Warranties. Each Stockholder represents and warrants that (i) such Stockholder is the record owner of the number of Stockholder Shares set forth opposite its name on the applicable schedule attached hereto, (ii) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, and (iii) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement other than this Agreement. No holder of Stockholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

                  3.       [Intentionally deleted.]

                  4.       Restrictions on Transfer of Stockholder Shares.

                  (a) Transfer of Stockholder Shares. No Executive or Other Stockholder shall sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in his or its Stockholder Shares (a "Transfer"), except pursuant to the provisions of Section 6, in connection with a Public Sale, pursuant to the Stock Purchase Option Agreements (as defined in the Securities Purchase Agreement) or with the prior written approval of the Majority Investor Holders or, in the case of the Executives, pursuant to the provisions of this Section 4.

                  (b) Tag-Along Rights. At least thirty 30 days prior to any Transfer of Stockholder Shares (other than a Public Sale), the Executive (or his Permitted Transferee) making such Transfer


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(the "Transferring Stockholder") shall deliver a written notice (the "Sale
Notice") to the holders of Investor Shares, specifying in reasonable detail the identity of the prospective transferee(s), the number of shares to be transferred and the terms and conditions of the contemplated Transfer. Each holder of Investor Shares may elect to participate in the contemplated Transfer at the same price per share (whether voting or non-voting stock) and on the same terms by delivering written notice to the Transferring Stockholder within 30 days after delivery of the Sale Notice. If any holder of Investor Shares has elected to participate in such contemplated Transfer, the Transferring Stockholder and each such electing holder shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Stockholder Shares equal to the product of (i) the quotient determined by dividing the percentage of Stockholder Shares owned by such Person by the aggregate percentage of Stockholder Shares owned by the Transferring Stockholder and the holders of Investor Shares participating in such sale and (ii) the number of Stockholder Shares to be sold in the contemplated Transfer.

                  Each Transferring Stockholder shall use its best efforts to obtain the agreement of the prospective transferee(s) to the participation of the holders of Investor Shares in any contemplated Transfer and to the inclusion of the Investor Warrants and Series A Preferred in the contemplated Transfer, and no Transferring Stockholder shall transfer any of its Stockholder Shares to any prospective transferee if such prospective transferee(s) declines to allow the participation of the holders of Investor Shares or the inclusion of the Warrants or Series A Preferred. If any portion of the Investor Warrants is included in any Transfer of Stockholder Shares under this Section 4(b), the purchase price for the Investor Warrants shall be equal to the full purchase price determined hereunder for the Stockholder Shares covered by the portion of the Investor Warrants to be transferred, reduced by the aggregate exercise price for such shares.

                  (c) Permitted Transfers. The restrictions set forth in this
Section 4 shall not apply with respect to any Transfer of Stockholder Shares by any Executive pursuant to applicable laws of descent and distribution or among such Executive's Family Group (collectively referred to herein as "Permitted Transferees"); provided that the restrictions contained in this Section 4 shall continue to be applicable to the Stockholder Shares after any such Transfer and provided further that such transferees of such Stockholder Shares shall have agreed in writing to be bound by the provisions of this Agreement affecting the Stockholder Shares so transferred to the same extent and in the same manner as the transferor thereof was so bound (e.g., any transferee of Stockholder Shares in a Transfer from an Executive shall be subject to the obligations of an Executive hereunder).

                  (d) Termination of Restrictions. The restrictions on the Transfer of Stockholder Shares set forth in this Section 4 shall continue with respect to each Stockholder Share until the date on which such Stockholder Share has been transferred in a Public Sale or a Sale of the Company in accordance with Section 6.

                  5. Legend. Each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the transfer of any Stockholder Shares (if such shares remain Stock holder Shares after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:



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                  "The securities represented by this certificate are subject to a Stockholders Agreement among the issuer of such securities (the "Company") and certain of the Company's stockholders, as amended and modified from time to time. A copy of such Stockholders Agreement shall be furnished without charge by the Company to the holder hereof upon written request."

The Company shall imprint such legend on certificates evidencing Stockholder Shares outstanding as of the date hereof. The legend set forth above shall be removed from the certificates evidencing any shares which cease to be Stockholder Shares in accordance with paragraph 9 hereof.

                  6.       Drag-Along Rights.

                  (a) Simultaneous with or at any time following exercise of the Investor Warrants, the Majority Investor Holders shall have the right to seek a Sale of the Company and identify a third party or parties to acquire (i) all of the issued and outstanding capital stock of the Company (whether by merger, consolidation or sale or transfer of stock) or (ii) all or substantially all of the Company's assets on a consolidated basis. The holder or holders proposing a Sale of the Company (the "Proposing Stockholders") shall notify the Company and the other Stockholders (the "Non- Proposing Stockholders") prior to initiating contact with any prospective third party purchaser in connection with such transaction.

                  (b) Election. The Proposing Stockholders shall deliver written notice to the Company and the Non-Proposing Stockholders setting forth in reasonable detail the terms of the proposed Sale of the Company (the "Sale Notice"). Within 20 days following receipt of the Sale Notice (the "Election Period"), the Non-Proposing Stockholders shall deliver to the Company and the Proposing Stockholders written notice setting forth such holders' election (i) to consent to and raise no objections against such proposed Sale of the Company, and if the Sale of the Company is structured as a sale of stock, to sell their Stockholder Shares on the terms and conditions set forth in the Sale Notice, or
(ii) if such Non-Proposing Stockholders hold in the aggregate more than 20% of the Stockholder Shares, to deliver a written offer (a "Stockholder Offer"), upon substantially the same terms as described in the Sale Notice, to acquire the Company (a "Stockholder Transaction"). If the Non-Proposing Stockholders have not delivered a Stockholder Offer within such 20-day period, the Proposing Stockholders shall have 180 days after the expiration of the Election Period to consummate the Sale of the Company, or during which the Company may enter into an agreement providing for such a sale, on the terms specified in the Sale Notice. If the Sale of the Company is not consummated or the Company fails to enter into such an agreement within such 180-day period, the Proposing Stockholders shall again comply with the provisions of this Section 6. If the Non- Proposing Stockholders have delivered a Stockholder Offer within the Election Period, the Non- Proposing Stockholders must (A) obtain an executed definitive and binding agreement to consummate the Stockholder Transaction and obtain binding commitments regarding the financing thereof satisfactory in all respects to the Proposing Stockholders both within 30 days after receipt by the Proposing Stockholders of the Stockholder Offer and (B) must consummate the Stockholder Transaction within 120 days after receipt by the Proposing Stockholders of the Stockholder Offer. If any of the conditions set forth in (A) or (B) of the preceding sentence is not fulfilled, the Non- Proposing Stockholders must again comply with the provisions of this Section 6. The consummation of a Sale of the Company or a Stockholder Transaction pursuant to this Section 6(b) shall be in accordance with the provisions of the Texas Business Corporation Act.

                  (c) Upon consummation of the Sale of the Company hereunder, all holders of Common Stock shall receive the same form and amount of consideration per share of Common Stock, or if any holders of Common Stock as such holders are given an option as to the form and consideration to be received, all holders shall be given the same option.

                  7.       Put Arrangements.

                  (a) At any time after September 30, 2003, each holder of Investor Shares shall have the right to require the Company to repurchase all or any portion of such holder's Investor Shares (other than Investor Shares which are shares of Common Stock of the Company acquired by such holders pursuant to the Common Stock Purchase Agreement and any shares of Common Stock issued or issuable with respect to such shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization) at the Put Price (the "Put") by delivering a written notice to the Company and each other holder of Investor Shares specifying the amount thereof to be purchased (the "Put Notice"). The right to exercise the Put shall inure to the benefit of all transferees of the Investor Shares (other than transferees in a Public Sale).

                  (b) Upon the delivery of the Put Notice, the Company and the holder or holders of Investor Shares delivering the Put Notice (including those specified in the last sentence of this Section 7(b), the "Requesting Holders") shall in good faith promptly determine the Put Price as provided hereunder, and subject to the provisions hereof, within twenty (20) days after the determination of the Put Price, the Company shall purchase and the Requesting Holders shall sell the amount of such Requesting Holder's Investor Shares specified in the Put Notice at a mutually agreeable time and place (the "Put Closing"). Upon receipt of any Put Notice, any other holder of Investor Shares may, by written notice delivered to the Company within five (5) business days after receiving such Put Notice specifying the number of Investor Shares that such holder elects to include in such Put, elect to participate in such Put, and upon delivery of such written notice each such other holder shall be deemed to be a Requesting Holder.

                  (c) At the Put Closing, the Requesting Holders shall deliver to the Company certificates and other instruments (if any) representing the Investor Shares to be repurchased by the Company, and the Company shall deliver to the Requesting Holders the Put Price by cashier's or certified check payable to the Requesting Holders or by wire transfer of immediately available funds to an account designated by the Requesting Holders; provided that if, as the result of the payment in cash of the Put Price in accordance with this Section 7(c), there will exist an Event of Default (as defined in each of the Securities Purchase Agreement and the Loan Agreement) and the Company shall have used its best efforts to obtain financing from an outside source for payment of the Put Price, then the Company may pay the Put Price by delivery (i) of cash (as provided above) up to the maximum portion of the Put Price, the payment of which will not result in the occurrence or existence of an Event of Default and (ii) a promissory note in a principal amount equal to that


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portion of the Put Price not being paid pursuant to the foregoing clause (i), payable in three successive annual installments, with the first installment due on the first anniversary of the delivery of the Put Notice, and otherwise containing terms substantially similar to the terms set forth in the Notes. If the Requesting Holder delivers to the Company all or any portion of the Investor Warrants in satisfaction of the sale of the Investor's Stockholder Shares hereunder, the Put Price shall be reduced by the aggregate exercise price of such portion of the Warrants.

                  (d) The "Put Price", as of any date, of any Requesting Holder's Investor Shares to be repurchased hereunder shall be determined based on a value of the Company's common stock equal to the greater of (i) the product of 6.25, multiplied by the Company's EBITDA for the trailing 12-month period (as defined in the Securities Purchase Agreement) for its most recently completed fiscal year as reflected on the Company's audited consolidated income statement for such fiscal year, minus the Company's aggregate principal amount of, plus accrued and unpaid interest on, outstanding indebtedness as of such date minus the liquidation value of, plus accrued and unpaid dividends, if any, on, the then outstanding preferred stock of the Company, and (ii) the Market Value as of such date. The aggregate Put Price payable to each Requesting Holder shall be equal to the amount which such holder would receive with respect to the Investor Shares specified by such holder in such holder's Put Notice in the event of a Sale of the Company for an aggregate purchase price equal to the value attributable to the Company in accordance with the foregoing sentence. In calculating the Put Price, all accounting determinations shall be made in accordance with generally accepted accounting principles consistently applied.

                  (e) The Investors' right to exercise the Put hereunder shall terminate upon the first to occur of (i) September 30, 2008, and (ii) a Sale of the Company.

                  8. Transfer. Prior to transferring any Stockholder Shares (other than in a Public Sale or a Sale of the Company) to any Person, the transferring Stockholder shall cause the prospective transferee to be bound by this Agreement and to execute and deliver to the Company and the other Stockholders a counterpart of this Agreement.

                  9.       Definitions.

                  "Certificate of Designation, Series A" means the Certification of Designation, Series A, as approved by the Company's Board of Directors and filed with the Secretary of the State of Texas as of September 30, 1998, and as amended in accordance with the provisions of applicable law as of the date hereof.

                  "Common Stock" means the Company's Common Stock, par value $.01 per share.

                  "Family Group" means an Executive's spouse and descendants (whether natural or adopted) and any trust created solely for the benefit of the Executive and/or the Executive's spouse and/or descendants.

                  "Independent Third Party" means any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Common Stock on a fully-diluted


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basis (a "5% Owner)", who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

                  "Investor Shares" means the Stockholder Shares issued at any time to, or issuable in respect of securities issued at any time to, Continental Illinois Venture Corporation or MIG Partners VIII, including, but not limited to, the shares of Common Stock issued to the Investors pursuant to the Common Stock Purchase Agreement.

                  "Investor Warrants" means the stock purchase warrants issued to the Investors under the Securities Purchase Agreement exercisable into shares of Common Stock.

                  "Loan Agreement" means the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of September 30, 1998, by and between the Company and Comerica Bank-Texas, a Texas banking association, as amended from time to time.

                  "Market Value" means the fair market value of the Company's entire common equity determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value. In determining the Market Value as of any date, the Company and the Investors first shall use their respective reasonable best efforts to agree on such Market Value. In the event that the Company and the Investors are unable to agree on the Market Value as of such date within 15 days after delivery of the Put Notice, such Market Value shall be determined by an investment banking firm selected by the Company and acceptable to the Majority Investor Holders, which firm shall submit to the Company and the Majority Investor Holders a written report setting forth such determination. If the parties are unable to agree on an investment banking firm within 20 days after delivery of a Put Notice, a firm shall be selected by lot, after the Company and the Majority Investor Holders have each eliminated one such firm. The expenses of such firm shall be borne by the Company, and the determination of such firm shall be final and binding upon all parties, except that after the determination of Market Value following the exercise of the Put, any Requesting Holder may rescind its exercise of such Put.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "Public Sale" means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act.

                  "Sale of the Company" means the sale of the Company to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Company's board of directors (whether by merger, consolidation or sale or transfer of the Company's capital stock) or (ii) all or substantially all of the Company's assets determined on a consolidated basis.


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                  "Securities Act" means the Securities Act of 1933, as amended from time to time.

                  "Stockholder Shares" means (i) any Common Stock purchased or otherwise acquired by any Stockholder, (ii) any Common Stock issued or issuable directly or indirectly upon exercise of the Investor Warrants, warrants or options held by any Stockholder, (iii) any Common Stock issued or issuable with respect to the securities referred to in clauses (i) and (ii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization and (iv) any other shares of any class or series of capital stock of the Company held by a Stockholder. For purposes of this Agreement, any Person who holds Investor Warrants shall be deemed to be the holder of the Stockholder Shares issuable directly or indirectly upon exercise of the Investor Warrants in connection with the transfer thereof or otherwise and regardless of any restriction or limitation on the exercise thereof. As to any particular Stockholder Shares, such shares shall cease to be Stockholder Shares when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force).

                  "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

                  10. Certain Participation Rights. At least 10 days prior to any repurchase by the Company of any Investor Shares (other than repurchases in accordance with the provisions of Section 7 hereof), the Company will deliver a written notice to the Executives holding Stockholder Shares specifying in reasonable detail the terms and conditions of the contemplated repurchase transaction (a "Company Repurchase Notice"). Any Executive may elect to participate in the contemplated repurchase transaction with respect to his or her Stockholder Shares by delivering written notice to the Company within 10 days after delivery of the Company Repurchase Notice. If any Executive elects to participate in the repurchase transaction, the Company will repurchase from the holders of the Investor Shares and each electing Executive, at the same price and on the same terms, a number of Stockholder Shares equal to the product of
(i) the quotient determined by dividing the number of Stockholders Shares owned by the electing Executive(s) or the holder of Investor Shares, as the case may be, by the aggregate number of outstanding Stockholder Shares then owned, collectively, by the Investors and the Executives, multiplied by (ii) the aggregate number of Stockholder Shares to be repurchased by the Company in the proposed transaction.

                  11. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.

                  12. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by the Company or the holders of at least a majority of the Stockholder Shares, respectively. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

                  13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  14. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Original Stockholders Agreement.

                  15. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them, so long as they hold Stockholder Shares; provided that the rights of the Investors under paragraph 1 hereof may not be assigned without the prior written approval of any Executive or Other Stockholder.

                  16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agree ment.

                  17. Remedies. The Company and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

                  18. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the schedules hereto and to any subsequent holder of Stockholder Shares subject to this Agreement at such address as indicated by the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally, three business days after deposit in the U.S. mail and one business day after deposit with a reputable overnight courier service prepaid for next-business day delivery. The Company's address is:

                           Zimmerman Sign Company
                           9846 Hwy 31 East
                           Tyler, Texas 75705

                  19. Governing Law. The corporate law of the State of Texas shall govern all issues and questions concerning the relative rights of the Company and its stockholders. All other issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

                  20. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company's chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

                  21. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                             *      *      *      *

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


ZIMMERMAN SIGN COMPANY


By:  /s/  Jeffrey P.  Johnson

Its:  Vice President, Chief Financial Officer and
      Secretary

CONTINENTAL ILLINOIS VENTURE
CORPORATION


By: /s/ Robert F. Perille
Its: Managing Director

MIG PARTNERS VIII


By: /s/ Robert F. Perille
Its: General Partner






                    SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT
                                      -12-

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.



   /s/  David E. Anderson
David E. Anderson

   /s/   Tom E. Boner
Tom E. Boner

   /s/  Michael Coppinger
Michael Coppinger

   /s/  Michael St. Onge
Michael St. Onge

   /s/  Jeffrey Johnson
Jeffrey Johnson

   /s/  John Griggs
John Griggs



            CONTINUATION OF SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT
                    SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT
                                      -13-

                              SCHEDULE OF INVESTORS



Name and Address                                       Number of Stockholder Shares
----------------                                       ----------------------------
Continental Illinois Venture Corporation               Warrants for 584,268 shares of Common Stock;
231 South LaSalle Street                               and 1,904,762 shares of Common Stock
Chicago, IL 60697
MIG PARTNERS VIII                                      Warrants for 146,067 shares of Common Stock;
231 South LaSalle Street                               and 476,190 shares of Common Stock Chicago, IL 60697


            CONTINUATION OF SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT
                                      -14-


                             SCHEDULE OF EXECUTIVES


Name and Address                                       Number of Stockholder Shares
----------------                                       ----------------------------
David E. Anderson                                      452,423 shares of Common Stock
8350 N. Central Expressway                             Warrants for 53,564 shares of Common Stock
Suite 600
Dallas, TX 75206

Tom E. Boner                                           61,823 shares of Common Stock
9846 Highway 31 East                                   Warrants for 37,699 shares of Common Stock
Tyler, TX 75705                                        Options for 48,639 shares of Common Stock

Michael Coppinger                                      23,183 shares of Common Stock
9846 Highway 31 East                                   Warrants for 15,546 shares of Common Stock
Common Stock                                           Options for 22,956 shares of Common Stock
Tyler, TX 75705

John Griggs                                            15,455 shares of Common Stock
9846 Highway 31 East                                   Warrants for 3,848 shares of Common Stock
Common Stock                                           Options for 23,228 shares of Common Stock
Tyler, TX 75705

Jeffrey Johnson                                        15,455 shares of Common Stock
9846 Highway 31 East                                   Warrants for 3,848 shares of Common Stock
Common Stock                                           Options for 23,256 shares of Common Stock
Tyler, TX 75705

Michael St. Onge                                       Warrants for 9,419 shares of Common Stock
9846 Highway 31 East                                   Options for 10,000 shares of Common Stock
Common Stock
Tyler, TX 75705


            CONTINUATION OF SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT
                                      -15-

                         SCHEDULE OF OTHER STOCKHOLDERS

                                     [None]

            CONTINUATION OF SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT
                                      -16-